UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported):            September 7, 2017

MUELLER WATER PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0001-32892	20-3547095
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Abernathy Road, Suite 1200
Atlanta, Georgia 30328
(Address of Principal Executive Offices)

(770) 206-4200
(Registrant's telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

ITEM 2.05.    COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.
On September 7, 2017, Mueller Water Products, Inc. (the “Company”) announced a strategic reorganization plan designed to accelerate product innovation and revenue growth. The plan re-configures the Company’s divisional structure around products, with five business teams that have line and cross-functional responsibility for managing distinct product portfolios. Under the new organizational structure, engineering, operations, sales and marketing and other functions will be centralized to better align with business needs and generate greater efficiencies.
As a result of the restructuring, the Company expects to reduce costs by approximately $7 million annually, which includes a reduction in headcount of approximately 35 full-time positions between now and the end of December and lower professional fees and other expenses, and takes into account the hiring and alignment of new administrative talent. The Company will begin to implement the restructuring immediately, and the reorganization is expected to be in place by the start of its next fiscal year on October 1.

The Company’s restructuring plan is expected to result in related charges of approximately $11 million, which will include a charge in the current quarter. The Company will provide additional information regarding the current quarter charge once it becomes available.
ITEM 5.02.    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS;
APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF
CERTAIN OFFICERS.
On September 7, 2017, the Company also announced certain changes to its leadership team. Among other changes, effective December 31, 2017, Evan L. Hart will retire from his current role as Senior Vice President and Chief Financial Officer. Mr. Hart’s transition will be treated under his employment agreement as a termination without cause effective as of December 31, 2017. In consideration of Mr. Hart’s agreement to continue employment with the Company until December 31, 2017, the Company and Mr. Hart have entered into an amendment to his employment agreement (the “Agreement”), pursuant to which Mr. Hart will be eligible to receive an award payment of up to $90,000, provided that he remains actively employed with the Company until December 31, 2017, subject to certain limited exceptions.
The foregoing summary of the Agreement is qualified in its entirety by the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Marietta Edmunds Zakas, the Company’s current Senior Vice President, Strategy, Corporate Development and Communications, has been named Executive Vice President and Chief Financial Officer of the Company, effective January 1. 2018. In connection with her new position, Ms. Zakas’ base salary will be increased to $375,000 per year, with a target annual incentive award of 70% of her base salary and a target long-term incentive award of $600,000. Ms. Zakas, 58, has served as Senior Vice President, Strategy, Corporate Development and Communications since November 2006, as well as the head of Human Resources since January 2016. Ms. Zakas is also a director of Atlantic Capital Bank and Atlantic Capital Bancshares.
ITEM 7.01.    REGULATION FD DISCLOSURE.
The Company announced the restructuring described in Section 2.05 above and the management changes described in Section 5.02 above pursuant to a press release, dated September 7, 2017, which is attached hereto as Exhibit 99.1. The information contained in the accompanying Exhibit 99.1 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.
ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

10.1	Amendment to Employment Agreement, dated September 7, 2017
99.1	Press release dated September 7, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2017	MUELLER WATER PRODUCTS, INC.

	By:	/s/ Keith L. Belknap
Keith L. Belknap
Senior Vice President , General Counsel and Corporate Secretary